Exhibit 99.1

Murphy USA Inc. Reports Fourth Quarter 2025 Results and 2026 Guidance

El Dorado, Arkansas, February 4, 2026 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months and twelve months ended December 31, 2025.
Key Highlights:
•Net income was $141.9 million, or $7.53 per diluted share, in Q4 2025 compared to net income of $142.5 million, or $6.96 per diluted share, in Q4 2024. For the full year 2025, net income was $470.6 million, or $24.10 per diluted share, compared to 2024 net income of $502.5 million, or $24.11 per diluted share.

•Total fuel contribution for Q4 2025 was 34.3 cpg, compared to 32.5 cpg in Q4 2024. For the year 2025, total fuel contribution was 30.7 cpg, compared to 30.5 cpg in 2024.

•Total retail gallons increased 3.1%, and volumes on a same store sales ("SSS") basis declined 0.6%, in Q4 2025 compared to Q4 2024. Total retail gallons were 4.8 billion gallons for both the full year 2025 and 2024, and volumes on a SSS basis for the year 2025 decreased 2.6% compared to the prior-year period.

•Merchandise contribution dollars for Q4 2025 increased 2.1% to $213.2 million on average unit margins of 19.6%, compared to Q4 2024 contribution dollars of $208.8 million on unit margins of 19.9%. For the full year 2025, merchandise contribution dollars increased 4.2% to $869.0 million and average unit margins were 20.2% and 19.8% in 2025 and 2024, respectively.

•During Q4 2025, the Company repurchased approximately 175.4 thousand common shares for $67.5 million at an average price of $384.65 per share. For the year 2025, the Company repurchased approximately 1.5 million shares for a total of $652.0 million at an average of $424.28 per share.

•The Company paid a quarterly cash dividend of $0.63 per share, or $2.52 per share on an annualized basis, on December 1, 2025, a 18.9% increase from September of 2025, for a total cash payment of $11.8 million.

“Fourth quarter results were strong across the board, underscoring the strength of our operating model, our continued focus on efficiency and execution against our organic growth goals for the year,” said President and CEO Mindy West. “Fourth quarter retail margins were 2 cents higher than the prior year, responding favorably as higher levels of volatility were introduced to the market. Fourth quarter APSM operating expenses were up a modest 3.4%, reflecting the benefits of our ongoing improvement initiatives. We put 29 new stores into service in the fourth quarter, exceeding our 50-store target for the full-year 2025. The new store pipeline remains in great shape and with 2 stores open year-to-date and 18 stores under construction, we are well positioned for sustainable organic growth in the years ahead. The business has overcome a challenging first half in 2025 to deliver strong full-year results, demonstrating the resiliency of our strategy, reflecting the tireless efforts of our dedicated team members, and providing incredible momentum as we enter 2026.”

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2025	2024	2025	2024
Net income (loss) ($ Millions)	$141.9	$142.5	$470.6	$502.5
Earnings per share (diluted)	$7.53	$6.96	$24.10	$24.11
Adjusted EBITDA ($ Millions)	$290.9	$278.3	$1,019.4	$1,006.8

Net Income for Q4 2025 was nearly flat compared to the prior-year quarter. The quarter benefited from higher fuel and merchandise contribution, driven by increased retail fuel margins, higher fuel volumes, and improved merchandise sales. Offsetting these positive factors were higher store operating expenses, increased general and administrative costs, greater depreciation and amortization, higher interest expense, and increased income taxes which led to the slight decrease in net income quarter over quarter.

Net income for the full year 2025 decreased compared to the same prior-year period. The year-over-year decline was primarily driven by higher store and other operating expenses, increased depreciation and amortization, higher interest expense and restructuring charges in the current year. These negative impacts were partially offset by higher merchandise contribution, improved fuel contribution, and lower income tax and general and administrative expenses.

Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2025	2024	2025	2024
Total retail fuel contribution ($ Millions)	$383.0	$345.8	$1,364.3	$1,356.7
Total PS&W contribution ($ Millions)	(14.7)	4.7	(87.3)	(16.6)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	55.3	38.6	211.7	129.6
Total fuel contribution ($ Millions)	$423.6	$389.1	$1,488.7	$1,469.7
Retail fuel volume - chain (Million gal)	1,234.2	1,196.8	4,849.0	4,820.8
Retail fuel volume - per store (K gal APSM)[1]	236.2	237.0	235.8	240.6
Retail fuel volume - per store (K gal SSS)[2]	234.3	233.6	233.8	237.6
Total fuel contribution (cpg)	34.3	32.5	30.7	30.5
Retail fuel margin (cpg)	31.0	28.9	28.1	28.1
PS&W including RINs contribution (cpg)	3.3	3.6	2.6	2.4

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2024 amounts not revised for 2025 raze-and-rebuild activity

Total fuel contribution dollars of $423.6 million increased $34.5 million, or 8.9%, in Q4 2025 compared to Q4 2024 primarily due to higher total fuel contribution margins and higher retail fuel volumes. Retail fuel contribution dollars increased $37.2 million, or 10.8%, to $383.0 million compared to Q4 2024 driven by higher retail fuel margins and increased volumes sold. Retail fuel margins were 31.0 cpg in Q4 2025, a 7.3% increase compared to the prior-year quarter, and overall retail fuel volumes were 3.1% higher. PS&W contribution including RINs decreased $2.7 million compared to Q4 2024, primarily due to timing of inventory movements and pricing impacts related to market conditions.

For the full year 2025, total fuel contribution dollars increased $19.0 million, or 1.3%, driven by higher total fuel contribution margins and higher retail fuel volumes. Retail fuel contribution dollars increased $7.6 million, or 0.6%, for the year 2025, primarily due to higher retail volumes sold. Retail fuel margins for 2025 were 28.1 cpg, flat compared to the prior-year period, while overall retail volumes were 0.6% higher for the year 2025 compared to the prior-year period. PS&W contribution including RINs increased by $11.4 million for the full year, primarily due to timing and pricing impacts related to market conditions and improved spot-to-rack margins.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2025	2024	2025	2024
Total merchandise contribution ($ Millions)	$213.2	$208.8	$869.0	$833.7
Total merchandise sales ($ Millions)	$1,089.7	$1,051.3	$4,303.8	$4,214.8
Total merchandise sales ($K SSS)[1,2]	$204.6	$203.3	$205.3	$205.6
Merchandise unit margin (%)	19.6%	19.9%	20.2%	19.8%
Nicotine contribution ($K SSS)[1,2]	$18.7	$19.4	$20.1	$19.4
Non-nicotine contribution ($K SSS)[1,2]	$22.0	$21.0	$22.0	$21.6
Total merchandise contribution ($K SSS)[1,2]	$40.7	$40.4	$42.1	$41.0

[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Total merchandise contribution increased $4.4 million, or 2.1%, to $213.2 million in Q4 2025 compared to the prior-year quarter, due to higher overall merchandise sales volume. For the full year 2025, total merchandise contribution increased $35.3 million, or 4.2%, to $869.0 million versus the prior year, primarily driven by higher overall merchandise sales volume and higher merchandise unit margins. Total nicotine contribution dollars decreased 1.5% and non-nicotine contribution dollars increased 4.6% in Q4 2025 compared to Q4 2024. For the full year 2025, nicotine contribution dollars increased 5.8% and non-nicotine contribution dollars increased 2.5% compared to prior year. Total merchandise contribution increased 0.4% on a SSS basis in Q4 2025 compared to the prior-year quarter, and increased 2.3% on a SSS basis for the full year 2025 compared to prior year.

Other Areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2025	2024	2025	2024
Total store and other operating expenses ($ Millions)	$281.3	$266.5	$1,108.5	$1,064.6
Store OPEX excluding payment fees and rent ($K APSM)	$36.1	$34.9	$36.1	$35.0
Total SG&A cost ($ Millions)	$65.2	$54.2	$231.5	$235.4

Total store and other operating expenses were $14.8 million higher in Q4 2025 versus Q4 2024, and were $43.9 million higher for the year 2025 versus 2024, mainly due to increases in net new store operating expenses combined with higher employee related expenses and maintenance costs at existing stores. Store OPEX excluding payment fees and rent on an APSM basis were 3.4% higher versus Q4 2024, and 3.1% higher for the year 2025, primarily attributable to increased employee related expenses and maintenance costs.

Total SG&A costs for Q4 2025 were $11.0 million higher than Q4 2024, primarily due to higher incentive costs in the period. For the year 2025, SG&A costs were $3.9 million lower compared to the prior year, primarily due to lower professional fees, partially offset by higher incentive costs.

Store Openings

The tables below reflect changes in our store portfolio in Q4 and full year 2025:

Net Change in Q4 2025	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	29	—	29
Closed	—	(1)	(1)
Net change	29	(1)	28

Net Change YTD in 2025
NTI	50	1	51
Closed	(2)	(6)	(8)
Net change	48	(5)	43

Raze-and-rebuilds reopened in Q4*	3	—	3
Raze-and-rebuilds reopened YTD*	23	—	23

Store count at December 31, 2025*	1,649	151	1,800

Under Construction at End of Q4
NTI	13	5	18
Raze-and-rebuilds*	1	—	1
Total under construction at end of Q4	14	5	19

*Store counts include raze-and-rebuild stores

Financial Resources

	As of December 31,
Key Financial Metrics	2025	2024
Cash and cash equivalents ($ Millions)	$28.9	$47.0
Long-term debt, including finance lease obligations ($ Millions)	$2,163.6	$1,832.7

As of December 31, 2025, cash balances totaled $28.9 million. Long-term debt consisted of approximately $299.3 million in carrying value of 5.625% senior notes due 2027, $497.2 million in carrying value of 4.75% senior notes due 2029, $496.1 million in carrying value of 3.75% senior notes due 2031, and $582.5 million of term debt due 2032, combined with approximately $105.5 million in long-term finance leases. In addition, long-term debt included $183.0 million in outstanding borrowings under the $750 million revolving credit facility due 2030.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2025	2024	2025	2024
Average shares outstanding (diluted) (in thousands)	18,837	20,458	19,526	20,842

At December 31, 2025, the Company had common shares outstanding of 18,565,583. Common shares repurchased during the quarter were approximately 175.4 thousand shares for $67.5 million. Common shares repurchased during the twelve months ended December 31, 2025 were approximately 1.5 million shares for a total of $652.0 million. As of December 31, 2025, approximately $291.9 million remained available under the existing $1.5 billion 2023 authorization. In addition, the Company had $2.0 billion of capacity available under its previously announced share repurchase 2025 authorization, which becomes effective upon completion of the 2023 authorization and expires on December 31, 2030.

The effective income tax rate was approximately 21.8% for Q4 2025 compared to 19.9% in Q4 2024. For the year 2025, the effective income tax rate was approximately 22.8% compared to 22.9% in 2024.

The Company paid a quarterly cash dividend on December 1, 2025 of $0.63 per share, or $2.52 per share on an annualized basis, an 18.9% increase from September of 2025, for a total cash payment of $11.8 million. The total amount paid in dividends year-to-date was $41.5 million, or $2.15 per share.

2025 Guidance Range, 2025 Actual Results, and 2026 Guidance Range

	2025 Guidance Range	2025 Actual Results	2026 Guidance Range
Organic Growth
New Stores	45 or more	51	45 to 55
Raze-and-Rebuilds	23 to 24	23	Up to 30
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	235 to 237	236	233 to 237
Retail fuel volume per store (same-store YoY%)	N/A	(2.6)%	(3.0)% to (1.0)%
Store Profitability
Merchandise contribution ($ Millions)	$870 to $875	$869	$890 to $900
Store OPEX excluding payment fees and rent ($K, APSM)	$36.2 to $36.6	$36.1	$37.0 to $38.0
Corporate Costs
SG&A ($ Millions)	$230 to $240	$232	$240 to $250
Effective Tax Rate	23.5% to 24.5%	22.8%	23% to 25%
Capital Allocation
Capital expenditures ($ Millions)	$450 to $500	$432	$475 to $525

Management's annual guidance for 2026 reflects the Company's economic and market environment assessment, business improvement initiatives and known potential headwinds. Key 2026 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:
•New store additions and investments in raze-and-rebuild sites reflect our expectation of being able to sustain a higher level of growth into 2026 and beyond. Our disciplined capital approach combined with a more robust NTI pipeline will allow us to prioritize NTI construction while managing a similar number of total projects. The wider range of NTI's in 2026 is to allow for potential bolt-on, small acquisitions in target markets or the ability of our team to pull forward some early 2027 stores into the current year.
Fuel Contribution:
~~•~~The company's low-price offering continues to resonate with our loyal customers, despite shifting consumer preferences in a low-price environment, which we expect to persist in 2026, resulting in flat per store volumes with NTI volume helping to offset the nominal decline expected in 2026 due to these temporal factors.

Store Profitability:
•Merchandise contribution growth of 3% at the mid-point of our guidance is based on expected impact from new stores, raze and rebuilds, and ongoing promotional and center-of-store focused initiatives net of some expected headwinds.
•Growth in store operating expenses per site, before payment fees and rent, will likely be modestly higher in 2026 as we continue to build larger new stores, raze and rebuild existing stores, and invest in our people, coupled with normal cost inflation in this area.
Corporate Costs:
•SG&A costs increasing between 3% and 7% represents continued investments in our people, processes, and technology to run the business efficiently and promote innovation.
•The effective tax rate in 2026 is expected to be in a range of 23% to 25%.
Capital Allocation:
•Capital expenditures primarily reflect a continued level of new store growth, raze-and-rebuild activity, investments in replacing aging equipment, as well as corporate infrastructure projects to improve efficiency.
The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of 30.5 cpg along with the mid-point of the official guided ranges above, management would expect the business to generate Net Income of $439 million in 2026, respectively, which would translate to expected Adjusted EBITDA of about $1.0 billion. A reconciliation of the Adjusted EBITDA to Net Income is provided as the final page of this release.

* * * * *

Earnings Call Information
The Company will issue pre-recorded management remarks today, February 4, 2026 at approximately 3:30pm Central Time and will host a webcasted question and answer session on February 5, 2026 at 10:00 a.m. Central Time to discuss fourth quarter 2025 results. Both the management remarks and live Q&A session can be accessed via webcast through the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend the Q&A session via webcast, the conference call number is 1 (888) 330-2384 and the conference ID number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the live session, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contacts:
Christian Pikul
Vice President, Investor Relations and Financial Planning and Analysis
christian.pikul@murphyusa.com

Ash Aulds
Director, Investor Relations and Financial Planning and Analysis
ash.aulds@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars, except share and per share amounts)	2025	2024	2025	2024
Operating Revenues
Petroleum product sales[1]	$3,596.9	$3,618.2	$14,862.8	$15,891.8
Merchandise sales	1,089.7	1,051.3	4,303.8	4,214.8
Other operating revenues	57.0	40.9	217.4	137.7
Total operating revenues	4,743.6	4,710.4	19,384.0	20,244.3

Operating Expenses
Petroleum product cost of goods sold[1]	3,229.7	3,268.9	13,589.8	14,556.4
Merchandise cost of goods sold	876.5	842.5	3,434.8	3,381.1
Store and other operating expenses	281.3	266.5	1,108.5	1,064.6
Depreciation and amortization	72.7	67.2	276.8	248.0
Impairment of properties	5.3	8.2	5.3	8.2
Selling, general and administrative	65.2	54.2	231.5	235.4
Restructuring expense	—	—	12.6	—
Accretion of asset retirement obligations	0.8	0.8	3.4	3.2
Total operating expenses	4,531.5	4,508.3	18,662.7	19,496.9

Gain (loss) on sale of assets	(2.6)	(3.1)	(2.8)	(4.5)
Income (loss) from operations	209.5	199.0	718.5	742.9

Other income (expense)
Investment income (expense)	0.1	3.3	0.2	6.4
Interest expense	(28.6)	(22.9)	(110.9)	(97.1)
Other nonoperating income (expense)	0.4	(1.6)	1.4	(0.6)
Total other income (expense)	(28.1)	(21.2)	(109.3)	(91.3)

Income before income taxes	181.4	177.8	609.2	651.6
Income tax expense (benefit)	39.5	35.3	138.6	149.1
Net Income	$141.9	$142.5	$470.6	$502.5

Basic and Diluted Earnings Per Common Share:
Basic	$7.61	$7.07	$24.38	$24.47
Diluted	$7.53	$6.96	$24.10	$24.11
Weighted-average Common shares outstanding (in thousands):
Basic	18,647	20,159	19,303	20,533
Diluted	18,837	20,458	19,526	20,842
Supplemental information:
[1]Includes excise taxes of:	$600.9	$577.5	$2,366.1	$2,334.9

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2025	2024	2025	2024

Operating Revenues
Petroleum product sales	$3,596.9	$3,618.2	$14,862.8	$15,891.8
Merchandise sales	1,089.7	1,051.3	4,303.8	4,214.8
Other operating revenues	56.6	40.5	216.9	137.1
Total operating revenues	4,743.2	4,710.0	19,383.5	20,243.7

Operating expenses
Petroleum products cost of goods sold	3,229.7	3,268.9	13,589.8	14,556.4
Merchandise cost of goods sold	876.5	842.5	3,434.8	3,381.1
Store and other operating expenses	281.3	266.4	1,108.3	1,064.4
Depreciation and amortization	66.2	60.7	250.8	229.8
Impairment of properties	5.3	8.2	5.3	8.2
Selling, general and administrative	65.2	54.2	231.5	235.4
Accretion of asset retirement obligations	0.8	0.8	3.4	3.2
Total operating expenses	4,525.0	4,501.7	18,623.9	19,478.5

Gain (loss) on sale of assets	(2.3)	(3.2)	(2.5)	(4.6)
Income (loss) from operations	215.9	205.1	757.1	760.6

Other income (expense)
Interest expense	(2.1)	(2.2)	(8.0)	(8.4)
Total other income (expense)	(2.1)	(2.2)	(8.0)	(8.4)

Income (loss) before income taxes	213.8	202.9	749.1	752.2
Income tax expense (benefit)	47.4	40.0	171.8	172.0
Net income (loss) from operations	$166.4	$162.9	$577.3	$580.2

Total nicotine sales revenue same store sales[1,2]	$130.6	$130.6	$130.9	$132.0
Total non-nicotine sales revenue same store sales[1,2]	74.0	72.7	74.4	73.6
Total merchandise sales revenue same store sales[1,2]	$204.6	$203.3	$205.3	$205.6
[1]2024 amounts not revised for 2025 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,800	1,757	1,800	1,757
Total store months during the period	5,361	5,197	21,123	20,632

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2025		December 31, 2025
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	(0.6)%	(0.3)%	(2.6%)	(2.0%)

Merchandise sales	0.5%	0.5%	(0.3%)	(0.3%)
Nicotine sales	0.6%	0.3%	(0.3%)	(0.8%)
Non-nicotine sales	0.3%	0.6%	(0.4%)	0.5%

Merchandise margin	0.4%	(1.0)%	2.3%	1.8%
Nicotine margin	(2.2)%	(4.5)%	5.0%	3.3%
Non-nicotine margin	2.7%	1.4%	(0.1%)	0.1%
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month ("APSM") metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales ("SSS") metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2024 for the stores being compared in the 2025 versus 2024 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek previously used a weekly retail calendar where each quarter has 13 weeks until November 2025, when its period end was aligned with the rest of the Company. The QuickChek results for Q4 2025 covers the period September 27, 2025 to December 31, 2025 and the 2025 year-to-date covers the period December 28, 2024 to December 31, 2025. The QuickChek results for Q4 2024 covers the period September 28, 2024 to December 27, 2024 and the 2024 year-to-date covers the period December 30, 2023 to December 27, 2024. The difference in the timing of the period ends is immaterial to the overall consolidated results and all future periods will be aligned.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$28.9	$47.0
Accounts receivable—trade, less allowance for doubtful accounts of $0.3 at 2025 and 2024, respectively	276.2	268.5
Inventories, at lower of cost or market	413.0	401.6
Prepaid expenses and other current assets	29.7	31.0
Total current assets	747.8	748.1
Property, plant and equipment, at cost less accumulated depreciation and amortization of $2,173.5 and $1,931.4 at 2025 and 2024, respectively	2,962.8	2,813.2
Operating lease right of use assets, net	526.3	492.9
Intangible assets, net of amortization	139.3	139.5
Goodwill	328.0	328.0
Other assets	21.6	19.9
Total assets	$4,725.8	$4,541.6

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$19.0	$15.7
Trade accounts payable and accrued liabilities	865.2	874.4
Income taxes payable	44.9	57.8
Total current liabilities	929.1	947.9

Long-term debt, including capitalized lease obligations	2,163.6	1,832.7
Deferred income taxes	388.5	343.4
Asset retirement obligations	52.5	49.1
Non-current operating lease liabilities	534.6	496.3
Deferred credits and other liabilities	34.0	32.1
Total liabilities	4,102.3	3,701.5
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2025 and 2024, respectively)	0.5	0.5
Treasury stock (28,201,581 and 26,750,846 shares held at
2025 and 2024, respectively)	(4,031.7)	(3,391.3)
Additional paid in capital (APIC)	482.4	487.5
Retained earnings	4,172.3	3,743.4
Total stockholders' equity	623.5	840.1
Total liabilities and stockholders' equity	$4,725.8	$4,541.6

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2025	2024	2025	2024
Operating Activities
Net income	$141.9	$142.5	$470.6	$502.5
Adjustments to reconcile net income (loss) to net cash provided (required) by operating activities
Depreciation and amortization	72.7	67.2	276.8	248.0
Impairment of properties	5.3	8.2	5.3	8.2
Deferred and noncurrent income tax charges (benefits)	18.1	18.0	45.1	14.0
Restructuring expense, net of cash paid	(7.0)	—	5.6	—
Accretion of asset retirement obligations	0.8	0.8	3.4	3.2
Amortization of discount on marketable securities	—	(0.1)	—	(0.2)
(Gains) losses from sale of assets	2.6	3.1	2.8	4.5
Net (increase) decrease in noncash operating working capital	(6.9)	0.8	(33.1)	32.8
Other operating activities - net	18.0	8.2	37.4	34.6
Net cash provided (required) by operating activities	245.5	248.7	813.9	847.6
Investing Activities
Property additions	(116.7)	(127.0)	(439.6)	(458.1)
Proceeds from sale of assets	0.1	0.1	2.4	2.0
Redemptions of marketable securities	—	1.5	—	11.5
Other investing activities - net	1.8	0.5	1.2	(1.2)
Net cash provided (required) by investing activities	(114.8)	(124.9)	(436.0)	(445.8)
Financing Activities
Purchase of treasury stock	(66.9)	(128.0)	(649.9)	(445.7)
Dividends paid	(11.8)	(9.7)	(41.5)	(36.8)
Borrowings of debt	453.1	362.0	2,982.3	707.0
Repayments of debt	(518.3)	(351.0)	(2,654.4)	(666.7)
Debt issuance costs	—	—	(9.0)	—
Amounts related to share-based compensation	(0.7)	(2.6)	(23.5)	(30.4)
Net cash provided (required) by financing activities	(144.6)	(129.3)	(396.0)	(472.6)
Net increase (decrease) in cash, cash equivalents and restricted cash	(13.9)	(5.5)	(18.1)	(70.8)
Cash, cash equivalents and restricted cash at beginning of period	42.8	52.5	47.0	117.8
Cash, cash equivalents and restricted cash at end of period	$28.9	$47.0	$28.9	$47.0

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three months and twelve months ended December 31, 2025 and 2024. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, restructuring expenses, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2025	2024	2025	2024

Net income	$141.9	$142.5	$470.6	$502.5

Income tax expense (benefit)	39.5	35.3	138.6	149.1
Interest expense, net of investment income	28.5	19.6	110.7	90.7
Depreciation and amortization	72.7	67.2	276.8	248.0
EBITDA	$282.6	$264.6	$996.7	$990.3

Impairment of properties	5.3	8.2	5.3	8.2
Restructuring expense	—	—	12.6	—
Accretion of asset retirement obligations	0.8	0.8	3.4	3.2
(Gain) loss on sale of assets	2.6	3.1	2.8	4.5
Other nonoperating (income) expense	(0.4)	1.6	(1.4)	0.6
Adjusted EBITDA	$290.9	$278.3	$1,019.4	$1,006.8

Required Non-GAAP Reconciliation

An itemized reconciliation of Adjusted EBITDA to Net Income for the full year 2026, which is provided for modeling purposes only, is as follows:

Calendar Year 2026
(Millions of dollars)
Net Income	$439

Income taxes	$148
Interest expense, net of investment income	$117
Depreciation and amortization	$295
Other operating and nonoperating, net	$1

Adjusted EBITDA	$1,000

The Company does not provide a projected range of all-in fuel margin, Adjusted EBITDA, or Net Income. However, for modeling purposes only, using all-in fuel margins of 30.5 cpg, combined with the mid-point of the official guided ranges above, management would expect the business to generate Net Income of $439 million, which would translate to expected Adjusted EBITDA of about $1 billion.